Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” incorporated by reference in this Registration Statement (Form S-1) of Altra Holdings, Inc. for the registration of 1,150,000 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 2007, with respect to the consolidated financial statements and schedules of Altra Holdings, Inc. included in the Registration Statement (Form S-1 No. 333-143471) and related Prospectus, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
June 18, 2007